                                                                    EXHIBIT 3(h)

                            CERTIFICATE OF AMENDMENT

              OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      *****

     Regent Communications, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Regent Communications, Inc., resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of such corporation, declaring such amendment to be advisable and directing that the proposed amendment be submitted to stockholders for their approval at the following annual meeting. The resolution setting forth the proposed amendment is as follows:

               "RESOLVED, subsection A, Article FOURTH of the Amended and Restated Certificate of Incorporation of Regent Communications, Inc. be hereby amended as follows:

               "A. Authorized Capital Stock. The total number of shares of all classes of Stock which the Corporation shall have authority to issue is One Hundred Forty Million (140,000,000) shares, consisting of a class of One Hundred Million (100,000,000) shares of Common Stock, par value of $.01 per share, and a class of Forty Million (40,000,000) shares of Preferred Stock, par value of $.01 per share."

               FURTHER RESOLVED, that the Board of Directors is fully authorized and empowered to implement the increase in authorized shares pursuant to the foregoing resolution without further action by the stockholders at such time as the Board of Directors shall deem appropriate and, to the extent allowable by law, either all at one time or partially in two or more stages as the Board of Directors shall deem advisable and in the best interests of the Corporation, and that any Certificate of Amendment to the Amended and Restated Certificate of Incorporation by which the aggregate number of authorized shares is increased pursuant to these resolutions shall be deemed to be approved by the same affirmative vote of the voting power of the Company as approved these resolutions."

     SECOND: That, thereafter, on May 18, 2000, pursuant to a resolution of its Board of Directors, an annual meeting of the stockholders of Regent Communications, Inc. was duly called and held, upon notice in accordance with
Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Regent Communications, Inc. has caused this certificate to be signed by Terry S. Jacobs, its Chairman and Chief Executive Officer, this thirteenth day of March, 2002.

                                               REGENT COMMUNICATIONS, INC.

                                               By: /s/ TERRY S. JACOBS
                                                   -----------------------------
                                                   Terry S. Jacobs, Chairman and
                                                   Chief Executive Officer